Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
GP Strategies Argentina S.R.L.	Argentina
GP Strategies Australia Pty Limited	Australia
GP Treinamento Brasil Ltda	Brazil
GP Canada Co.	Canada
GP (Shanghai) Co., Ltd. Beijing Branch	China
GP (Shanghai) Co., Ltd.	China
GP Colombia Ltda	Colombia
GP Strategies Nordic A/S	Denmark
GP Strategies Denmark ApS	Denmark
GP Strategies Egypt, LLC	Egypt
GP Strategies France S.A.R.L.	France
GP Strategies Finland Oy	Finland
GP Strategies Deutschland GmbH	Germany
GP Strategies (Hong Kong) Limited	Hong Kong
GP Strategies Hungary Kft	Hungary
GP Strategies India Pvt. Ltd.	India
GP Strategies Ireland Limited	Ireland
GP Strategies Japan G.K.	Japan
GP Strategies Malaysia Sdn. Bhd.	Malaysia
General Physics Corporation Mexico, S.A. de C.V.	Mexico
GP Strategies Netherlands B.V.	Netherlands
GP Strategies Philippines, Inc.	Philippines
GP Strategies Poland sp. z.o.o	Poland
GP Strategies Singapore (Asia) Pte. Ltd.	Singapore
GP Strategies Korea Y.H.	South Korea
GP Strategies Switzerland GmbH	Switzerland
GP Strategies Sweden AB	Sweden
GP Strategies Taiwan Ltd.	Taiwan
GP Strategies Danışmanlık Limited Şirketi	Turkey
GP Strategies Middle East FZ-LLC	United Arab Emirates
General Physics (UK) Ltd.	United Kingdom
GP Strategies Holdings Ltd	United Kingdom
GP Strategies Limited	United Kingdom
GP Strategies Training Ltd.	United Kingdom
YouTrain Limited	United Kingdom
TTi Global, Inc.	Michigan